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                                                                     Exhibit 5.1

February 8, 2000

Gemstar International Group Limited
135 North Los Robles Avenue, Suite 800
Pasadena, California 91101

Ladies and Gentlemen:

   At your request, we have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock, $.01 par value (the "Common Stock"). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Common Stock pursuant to the Agreement and Plan of Merger, dated as of October 4, 1999, as amended (the "Gemstar Shares"), which is included in Annex A to the Joint Proxy Statement/Prospectus contained in the Registration Statement.

   It is our opinion that, subject to said proceedings being duly taken and completed by you as now contemplated prior to the issuance of the Gemstar Shares (such proceedings include the change in the place of incorporation of Gemstar International Group Limited from the British Virgin Islands to the State of Delaware), the Gemstar Shares will, upon issuance and sale thereof in the manner referred to in the Registration Statement, be legally and validly issued, fully paid and nonassessable stock.

   We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions" in the Registration statement.

                                          Respectfully submitted,

                                          O'Melveny & Myers LLP